DEPRINCE, RACE & ZOLLO, INC.

Code of Ethics

I.  Introduction

The policies in this Code of Ethics reflect DePrince, Race & Zollo, Inc.’s ("DRZ") assumption and expectation of unqualified loyalty to the interests of DRZ and its clients on the part of each access person.  In the course of their service to DRZ, access persons must be under no influence which may cause them to serve their own or someone else's interests rather than those of DRZ or its clients.

DRZ’s policies reflect its desire to detect and prevent not only situations involving actual or potential conflict of interests, but also those situations involving only an appearance of conflict or of unethical conduct.  DRZ’s business is one dependent upon public confidence.  The mere appearance of possibility of doubtful loyalty is as important to avoid as actual disloyalty itself.  The appearance of impropriety could besmirch DRZ’s name and damage its reputation to the detriment of all those with whom we do business.

II. Risks

In developing this policy and procedures, DRZ considered the material risks associated with administering the Code of Ethics.  This analysis includes risks such as:

•

Employees are able to cherry pick clients’ trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.

•

One or more employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for clients.

•

Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with DRZ.

•

The personal trading of employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940 Act, as amended (the “1940 Act”).

•

Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if DRZ wants to recommend the organization for investment or if the organization is one of DRZ’s service providers.)

•

Employees use firm property, including research, supplies, and equipment, for personal benefit.

DRZ has established the following guidelines as an attempt to mitigate these risks:

III.  Statement of General Principles

It is the policy of DRZ that no access person shall engage in any act, practice or course of conduct that would violate the provisions of the Advisers Act or, with respect to those clients that are Investment Companies, Section 17(j) of the 1940 Act and Rule 17j-1 thereunder.  The fundamental position of DRZ is, and has been, that each access person shall place at all times the interests of DRZ’s clients first.  Accordingly, private financial transactions by access persons of DRZ must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility. Further, access persons should not take inappropriate advantage of their positions with or on behalf of any client of DRZ.

Without limiting in any manner the fiduciary duty owed by access persons to the clients of DRZ or the provisions of this Code of Ethics, it should be noted that DRZ considers it proper that purchases and sales be made by its access persons in the marketplace of securities owned by the clients of DRZ; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code of Ethics. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved.  Not only does this policy encourage investment freedom and result in investment experience, but it also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of the clients' portfolios.  It is also evidence of confidence in the investments made.

In making personal investment decisions with respect to any security, extreme care must be exercised by access persons to insure that the prohibitions of this Code of Ethics are not violated.  Further, personal investing by an access person should be conducted in such a manner so as to eliminate the possibility that the access person's time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of a client's portfolio.

It bears emphasis that technical compliance with procedures, prohibitions and limitations of this Code of Ethics will not automatically insulate from scrutiny, personal securities transactions which show a pattern of abuse by an access person of his or her fiduciary duty to any client of DRZ.

IV. Legal Requirements

Section 17(j) of the 1940 Act, provides, among other things, that it is unlawful for any affiliated person of DRZ to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by a client, which is an investment company, in contravention of such rules and regulations as the SEC may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative.  Pursuant to Section 17(j), the SEC has adopted Rule 17j-1 which states that it is unlawful for any affiliated person of DRZ in connection with the purchase or sale of a security held or to be acquired (as defined in the Rule) by a client:

(i)

to employ any device, scheme or artifice to defraud a client, which is an investment company;

(ii)

to make to a client, which is an investment company, any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(iii)

to engage in any act, practice or course of business which operates or would operate as fraud or deceit upon a client, which is an investment company; or

(iv)

to engage in any manipulative practice with respect to a client, which is an investment company.

V. Definitions

For purposes of this Code of Ethics, the following definitions shall apply regardless if term is capitalized:

The term "access person" shall mean any director, officer or advisory person (as defined below) of DRZ.

1.

The term "advisory person" shall mean (i) every employee of DRZ (or of any company in a control relationship to DRZ) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined below) by a client, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) every natural person in a control relationship to DRZ who obtains information concerning recommendations made to a client with regard to the purchase or sale of a security.

2.

The term "beneficial ownership" or “beneficial interest” shall mean a direct or indirect "pecuniary interest" (as defined in subparagraph (a) (2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security.  While the definition of "pecuniary interest" in subparagraph (a) (2) of Rule 16a-1 is complex, the term generally means the opportunity directly or indirectly to provide or share in any profit derived from a transaction in a security.  An indirect pecuniary interest in securities by a person would be deemed to exist as a result of:  (i) ownership of securities by any of such person's immediate family members sharing the same household (including but not limited to: spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);  (ii) the person's partnership interest in the portfolio securities held by a general or limited partnership; (iii) the existence of certain performance-related fees (not simply an asset-based fee) received by such person as broker, dealer, investment adviser or manager to a securities account; (iv) the person's right to receive dividends from a security provided such right is separate or separable from the underlying securities; (v) the person's interest in securities held by a trust under certain circumstances; and (vi) the person's right to acquire securities through the exercise or conversion of a "derivative security" (which term excludes (a) a broad-based index option or future, (b) a right with an exercise or conversion privilege at a price that is not fixed, and (c) a security giving rise to the right to receive such other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

3.

The term "control" shall mean the power to exercise a controlling influence over the management or policies of DRZ, unless such power is solely the result of an official position with DRZ, all as determined in accordance with Section 2 (a) (9) of the 1940 Act.

4.

The term "client" shall mean an entity (natural person, corporation, investment company or other legal structure having the power to enter into legal contracts), which has entered into a contract with DRZ to receive investment management services.

5.

The term "investment company" shall mean a management investment company registered as such under the 1940 Act and for which DRZ is the investment adviser or sub-adviser regardless of whether the investment company has entered into a contract for investment management services with DRZ.

6. The term "investment personnel" shall mean all portfolio and co-portfolio managers of DRZ and other advisory persons who assist the portfolio and co-portfolio managers in making investment decisions for a client, including, but not limited to, analysts of DRZ.

7.

The term "material non-public information" with respect to an issuer shall mean information, not yet released to the public that would have a substantial likelihood of affecting a reasonable investor's decision to buy or sell any securities of such issuer.

8.

The term "purchase" shall include the writing of an option to purchase.

9.

The term "Performance Accounts" shall mean all clients of for which DRZ receives a performance-related fee and in which DRZ is deemed to have an indirect pecuniary interest because of the application of Rule 16a-1(a)(2)(ii)(C) under the Securities and Exchange Act of 1934, as amended, as required by Rule 17j-1 under the 1940 Act.

10.

 The term "Chief Compliance Officer" shall mean the officer or employee designated from time to time by DRZ to receive and review reports of purchases and sales by access persons.  The term "Alternate Compliance Officer" shall mean the employee of DRZ designated from time to time to receive and review reports of purchases and sales by the CCO, and who shall act in all respects in the manner prescribed herein for the CCO should the CCO be unavailable.

11.

The term "sale" shall include the writing of an option to sell.

12.

 The term "security" shall have the meaning set forth in Section 2 (a) (36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies for which DRZ does not serve as the investment adviser or sub-adviser, securities issued by the United States government, short-term securities which are "government securities" within the meaning of Section 2 (a) (16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may designated from time to time by DRZ.

13.

A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

14.

 The term "significant remedial action" shall mean any action that has a material effect upon an access person, such as firing, suspending or demoting the access person, imposing a substantial fine or requiring the disgorging of profits.

VI.  Substantive Restrictions on Personal Trading Activities

A.  Prohibited Activities

While the scope of actions which may violate the Statement of General Principles set forth above cannot be defined exactly, such actions would always include at least the following prohibited activities.

1.  No access person shall, directly or indirectly, execute a personal securities transaction on the same day during which DRZ is buying a new investment name that DRZ does not already hold for any client.  For example, DRZ does not own ABC security in any client portfolios.  On January 15, DRZ decides to purchase ABC security for clients thereby prohibiting any employee to personally trade in ABC security on that day.  If the trade order, the initial trade targeted holding/block trade, cannot be completed that day and runs the course of several days, employees will be prohibited from personally trading in that security for that entire period of time.

2.  All personal trades in the following types of securities must be pre-cleared by the CCO or the ACO prior to their execution.

a.

Common stocks (excluding exchange-traded funds not held in DRZ’s clients’ portfolios);

b.

Any security of a public company for which a DRZ employee sits on the Board of Directors or in a similar position;

c.

Initial Public Offerings (“IPOs”); and

d.

Private Placements

A Personal Trading Pre-Clearance Form is annexed hereto as APPENDIX B. If the security transaction being sought for pre-clearance is an IPO or private placement, the employee must also complete the “Limited Offering & IPO Request and Reporting Form”, annexed hereto as APPENDIX C. Once pre-clearance is granted, the approval is only valid for the remainder of the day.  The CCO/ACO may disapprove of any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

3.  No employee shall, directly or indirectly, communicate to any person who is not an employee any material non-public information relating to any client of DRZ or any issuer of any security owned by any client of DRZ, including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf or any client of DRZ, except to the extent necessary to effectuate securities transactions on behalf of the client of DRZ;

4.  No access persons shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the Board of Directors of DRZ that the board service would be consistent with the interests of clients.  All access persons are prohibited from accepting any service, employment, engagement, connection, association or affiliation in or with any enterprise, business of otherwise which is likely to materially interfere with the effective discharge of responsibilities to DRZ and its clients;

5.  Access persons shall not, directly or indirectly, purchase any security sold in an initial public offering of an issuer without obtaining prior written approval from the CCO or ACO;

6.  Access persons shall not, directly or indirectly, purchase any security issued pursuant to a private placement without obtaining prior written approval from the CCO or ACO.  Investment personnel who have been authorized to acquire securities in a private placement must disclose such investment when they are involved in a client's subsequent consideration of an investment in the issuer.  In such circumstances, the client's decision to purchase securities of the issuer must be independently reviewed by a DRZ portfolio or co-portfolio manager with no personal interest in the issuer, with such review documented and attached to the pre-clearance form, unless the client waives, in writing, this internal review.  Such waiver is required and must be signed by an authorized signer of the client.

7.  Investment personnel shall not recommend any securities transaction on behalf of a client without having previously disclosed any beneficial ownership interest in such securities or the issuer thereof to the CCO or ACO including without limitation:

a.  his or her beneficial ownership of any securities of such issuer;

b.  any contemplated transaction by such person in such securities;

c.  any position with such issuer or its affiliates; and

d. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

8. No access person may purchase or sell directly or indirectly, for his or her own account or any account in which he or she may have a beneficial interest, any security that is subject to a firm-wide restriction. The CCO may authorize exceptions to this policy subject on a case-by-case determination.

B.  Exempt Transactions and Conduct

This Code of Ethics shall not be deemed to be violated by any of the following transactions:

1.  Purchases or sales for an account over which the access person has no direct or indirect influence or control;

2.  Purchases or sales which are non-volitional on the part of the access person;

3.  Purchases which are part of an automatic dividend reinvestment plan;

4.  Purchases made by exercising rights distributed by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired by the access person from the issuer, and sales of such rights so acquired;

5.  Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer's acquisition of all of the securities of the same class;

6.  Purchases or sales for which the access person has received prior written approval from the CCO/ACO.  Prior approval shall be granted only if a purchase or sale of securities is consistent with the purposes of this Code of Ethics and Section 17(j) of the 1940 Act and rules thereunder; and

7.  Purchases or sales made in good faith on behalf of a client, it being understood by, and disclosed to, each client that DRZ may make contemporaneous investment decisions and cause to be effected contemporaneous executions on behalf of one or more of the clients and that such executions may increase or decrease the price at which securities are purchased or sold for the clients.

VII. Compliance Procedures

A.  Records of Securities Transactions

Upon the written request of the CCO/ACO, access persons are required to direct their brokers to supply to DRZ on a timely basis duplicate copies of confirmations of all securities transactions and copies of periodic statements for all securities accounts in which the access person has a beneficial ownership interest.  See APPENDIX G, annexed hereto, for a sample brokerage letter to be used for this purpose.

B.  Personal Reporting Requirements

1.  Each access person shall submit to the CCO/ACO a report in the form annexed hereto as APPENDIX D or in similar form (such as a computer printout), which report shall set forth at least the information described in subparagraph 2 of this Section VII. B as to all reportable securities transactions during each quarterly period, in which such access person has, or by reason of such transactions acquires or disposes of, any beneficial ownership of a security.  Such report shall also describe any new brokerage accounts established during the quarter. This information may also be directly input into the ACA personal trading website.

2.  Every report in the form of APPENDIX D, or in similar form, shall be made not later than thirty (30) days after the end of each calendar quarter in which the transaction(s) to which the report relates was effected and shall contain the following information:

(1) the name of the account holder, the date of each transaction, the title, class and number of shares, and the principal amount of each security involved;

(2) the nature of each transaction (i.e., purchases, sale or other type of acquisition or disposition);

(3) the price at which each transaction was effected; and

(4) the name of the broker, dealer or bank with or through whom each transaction was effected;

provided, however, if no transactions in any securities required to be reported were effected during a quarterly period by an access person such access person shall submit to the CCO/ACO a report on APPENDIX D, or similar form, within the time-frame specified above confirming that no reportable securities transaction were effected.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

C.  Disclosure of Personal Holdings

1.  Each access person shall submit to the CCO/ACO a report in the form annexed hereto as APPENDIX E, an initial holdings report no later than 10 days after the person becomes an access person, which contains the following information:

(i) The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership when the person became an access person; and

(ii)  The name of any broker, dealer or bank with whom the access person maintained an account in which any securities (including the securities which are exempted from the definition of securities in

Section IV.14.) were held for the direct or indirect benefit of the access person as of the date the person became an access person.

2.  Each access person shall submit to the CCO/ACO a report in the form annexed hereto as APPENDIX F, an annual holdings report which contains the following information (with such information current as of a date no more than 30 days before the report is submitted):

(i) The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership; and

(ii)  The name of any broker, dealer or bank with whom the access person maintained an account in which any securities (including the securities which are exempted from the definition of securities in Section IV.B.) were held for the direct or indirect benefit of the access person.

D.  Review of Reports

DRZ’s Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1, but also to mitigate any potential material conflicts of interest associated with employees’ personal trading activities.  Accordingly, DRZ will closely monitor employees’ investment patterns to detect the following abuses:

•

Frequent and/or short-term (14 days) trades

•

Trading opposite of client trades; and

•

Front-Running client accounts, which is a practice generally understood to be employees personally trading ahead of clients.

This will be accomplished by the following procedures:

1.  At the end of each calendar quarter, the CCO/ACO shall review all transactions by access persons especially in securities which were purchased, sold, held or considered for purchase or sale by clients during the quarter.

2.  The CCO/ACO shall compare all reported personal securities transaction with completed portfolio transactions of clients to determine whether any violations of this Code of Ethics may have occurred.  The CCO/ACO shall also compare an access person’s reported personal securities transactions with the holdings disclosed on the access person’s quarterly holdings report.  Before making any determination that a violation has been committed by any person, the CCO/ACO shall give such person an opportunity to supply additional explanatory material.

3.  If the CCO/ACO determines that a violation of this Code of Ethics has or may have occurred, he shall submit a written determination, together with the related report by the access person and any additional explanatory material provided by the access person to DRZ’s Board of Directors.

E.  Annual Certification of Compliance

All access persons shall certify annually that they (i) have read and understand this Code of Ethics and recognize that they are subject hereto, (ii) have complied with the requirements of this Code of Ethics and (iii) have disclosed or reported all personal securities transactions, holdings and accounts which are required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

F.  Joint Participation

Access persons should be aware that a specific provision of the 1940 Act prohibits such persons, in the absence of an order of the Commission, from effecting a transaction in which an Investment Company is a "joint or a joint and several participant" with such person.  Any transaction which suggests the possibility of a question in this area should be presented to the CCO for further review with legal counsel.

G.  Reports to Mutual Funds

No less frequently than annually, DRZ must furnish to the board of directors of any United States mutual fund client, a written report that

a.

Describes any issues arising under this Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

b.

Certifies that DRZ has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics.

A copy of this Code of Ethics shall be submitted to the board of each mutual fund, prior to DRZ commencing operations as fund advisor or sub-advisor, for review and approval.  Thereafter, all material changes to this Code of Ethics shall be submitted to each mutual fund board for review and approval not later than (6) months following the date of implementation of such material change.

VIII. SANCTIONS

Any violation of this Code of Ethics shall result in the imposition of such sanctions as DRZ may deem appropriate under the circumstances, which may include, but are not limited to, removal, suspension of demotion from office, imposition of a fine, a letter of censure, suspension or permanent termination of personal trading privileges and/or restitution to the affected client of an amount equal to the net advantage the offending person shall have gained by reason of such violation.

The sanction of disgorgement of any profits realized may be imposed for violation of the prohibition against access persons, directly or indirectly, executing a personal securities transaction on a day during which a client has a completed or pending initial "buy" order.

IX. RECORDKEEPING REQUIREMENTS

DRZ shall maintain and preserve in an easily accessible place:

a.

A copy of the Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

b. A record of any violation of this Code of Ethics and of any action taken as a result of   such violation for a period of five years following the end of the fiscal year in which the violation occurs;

c.

A copy of each report (or computer printout) submitted under this Code of Ethics for a period of five years, only those reports submitted during the previous two years must be maintained and preserved in an easily accessible place; and

d.

A list of all persons who are, or within the past five years were, required to make reports pursuant to this Code of Ethics.

e.

The names of each person who is serving or who has served as CCO or ACO within the past five years.

f.

A copy of each report made by DRZ to any mutual fund with respect to this Code of Ethics must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

g.

A record of any decision, and the reasons supporting the decision, to approve the acquisition by access persons of initial public offerings or private placements, for at least five years after the end of the fiscal year in which the approval is granted.

X. GIFTS AND ENTERTAINMENT

Employees’ Receipt of Business Meals, Tickets to Sporting Events, Other Entertainment and Trips - Employees may attend business meals, sporting events, other entertainment events or trips at the expense of a giver, provided that the expense is reasonable, not lavish or extravagant in nature.  If the event is highly publicized such that the tickets may be selling in excess of their face value, the employee must consider the mark-up for the reporting requirements.  Employees should apply a $250 threshold to all such entertainment and trip items.  Any event with a value in excess of $250 must be pre-approved by the CCO and reported on the Gifts/Entertainment form at Appendix A.

Employees’ Receipt of Gifts - Employees must report and obtain pre-approval for their receipt of gifts over $250 (either one single gift, or in aggregate on an annual basis) to and by the CCO by completing APPENDIX A.  Reasonable gifts received on behalf of the Company shall not require reporting.  Examples of reasonable gifts include holiday gift baskets and lunches brought to DRZ’s offices by service providers.

DRZ’s Gift Giving Policy – In the normal course of business, DRZ may provide gifts and gratuities to various individuals or entities such as clients, vendors, consultants, and service providers.  These gifts and gratuities are not premised upon client referrals or any other type of benefit to DRZ.  The CCO will be responsible for pre-approving all gifts or gratuities in excess of $100 to one client representative (either individually or in the aggregate).  The CCO or ACO will be responsible for maintaining a list of all gifts given in excess of $100 in aggregate.

Gifts Given to Taft-Hartley Funds - Employees are reminded that notwithstanding this policy, since DRZ manages Taft-Hartley funds, any gratuity provided by DRZ to labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $250 per fiscal year are required to be reported on APPENDIX A and Department Labor Form LM-10 within 90 days following the end of DRZ’s fiscal year.  Accordingly, DRZ will monitor all gratuities as discussed and make the appropriate filings on DOL Form LM-10.

The Department of Labor has issued further guidance on the filing of Form LM-10 through its website (www.dol.gov).

The CCO and ACO shall be responsible for monitoring all reportable entertainment and gifts.

XI.

POLITICAL AND CHARITABLE CONTRIBUTIONS, AND PUBLIC POSITIONS

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions.  However, such activities could pose risks to an investment adviser.  For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients.

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

•

Registered investment advisers;

•

Advisers with fewer than fifteen clients that would be required to register with the SEC but for the “private advisor” exemption provided by Section 203(b)(3) of the Advisers Act;

•

Firms that solicit clients or investors on behalf of the types of advisers described above; and

•

“Covered associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value.  Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

A. Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity”.  This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

•

Any general partner, managing member or executive officer, or other individual with a similar status or function;

•

Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

•

Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election.  An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered.  The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year.  However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser.  However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

B. Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.

C. Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

D. Recordkeeping Obligations

The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within Rule 206(4)-5’s definition of a “government entity.”  Among other things, advisers with “government entity” clients or investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors.

E. Guidance Regarding Bona-Fide Charitable Contributions

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate Rule 206(4)-5.

F. Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

•

Advisers that provide advisory services to a government entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and

•

Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

G. Political Contributions

Political contributions by DRZ or ”covered associates” to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

If a “covered associate,” or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO or ACO using the Political Contribution Pre-clearance Form annexed hereto as Appendix L.  The CCO or ACO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO or ACO will seek to protect the confidentiality of all information regarding each proposed contribution.

The CCO or ACO will meet with any individuals who are expected to become “covered associates” to discuss their past political contributions.  The review will address the prior six months for potential covered associates who will have no involvement in the solicitation of Clients; contributions for all other potential covered associates will be reviewed for the past two years. The CCO or ACO will prepare a memorandum documenting the discussion’s scope and findings, which will be signed by the CCO or ACO and by the individual in question and will be retained along with DRZ’s Political Contribution Pre-clearance Forms.

Any political contribution by DRZ, rather than its ”covered associates”, must be pre-cleared by the CCO or ACO, irrespective of the proposed amount or recipient of the contribution.  The CCO or ACO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule, as well as a list of all Clients that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

H. Charitable Donations

Donations by DRZ or ”covered associates” to charities with the intention of influencing such charities to become Clients are strictly prohibited. Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

I. Public Office

Employees must obtain written pre-approval from the CCO prior to running for any public office.  Employees may not hold a public office if it presents any actual or apparent conflict of interest with DRZ’s business activities.

Investment Advisers subject to rule 206(4)-5 must be in compliance with the rule by March 14, 2011.  Investment Advisers may no longer use third parties to solicit government business except in compliance with the rule on September 13, 2011.

XII. MISCELLANEOUS

A.  Confidentiality

All information obtained from any access person hereunder shall be kept in strict confidence by DRZ, except that reports of securities transactions hereunder will be made available to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

B.  Notice to Access Persons

DRZ shall identify all persons who are considered to be "access persons," "investment personnel" and "portfolio managers," inform such persons of their respective duties and provide such persons with copies of this Code of Ethics.

C.  Exceptions

The CCO reserves the right to decide, on a case by case basis, exceptions to any provisions under this Code of Ethics.  Any exceptions made hereunder will be maintained in writing by the CCO.

D.  Further Information

If any person has any question with regard to the applicability of the provisions of this Code of Ethics generally or with regard to any securities transaction or transactions, he or she should consult the CCO or ACO.

Footnotes

1

A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency.